THE MARCUS CORPORATION REPORTS FIRST QUARTER RESULTS
Record quarter for Marcus Theatres and continued improvement of Marcus Hotels & Resorts drive 24.5% increase in net earnings

Milwaukee, Wis., Sept. 15, 2011….. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 25, 2011.  Increased revenues, operating income and net earnings were driven by the improved performance of both Marcus Theatres® and Marcus® Hotels & Resorts.

First Quarter Fiscal 2012 Highlights
•	Total revenues for the first quarter of fiscal 2012 were $123,907,000, an 8.7% increase from revenues of $113,956,000 for the first quarter of fiscal 2011.
•	Operating income was $23,348,000 for the first quarter of fiscal 2012, a 20.2% increase from operating income of $19,424,000 for the same period in the prior year.
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Net earnings were $12,477,000, or $0.42 per diluted common share, for the first quarter of fiscal 2012, a 24.5% increase from net earnings of $10,020,000, or $0.34 per diluted common share, for the first quarter of fiscal 2011.

“Our fiscal year is off to a strong start, with a record quarter for Marcus Theatres and the continued improvement of Marcus Hotels & Resorts.  Both divisions made solid contributions to the 24.5% increase in net earnings, as well as to our increased revenues and operating income,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®
“A strong slate of films during the busy summer season generated an 8.0% increase in revenues and a 16.1% increase in operating income for Marcus Theatres, setting new first quarter records for the division,” said Marcus.  He noted that first quarter operating income would have been even higher if not for approximately $600,000 of accelerated depreciation for the company’s existing 35mm film projection systems in conjunction with the deployment of new digital cinema technology in 628 screens across the circuit.

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The strong box office for Marcus Theatres in the first quarter of fiscal 2012 was led by Harry Potter and the Deathly Hallows: Part 2 (3D).  Other top pictures for the quarter were Transformers: Dark of the Moon (3D), The Hangover Part II and Cars 2 (3D).  Digital 3D continues to be a meaningful contributor to the company’s box office, with six of the top seven films in the first quarter presented in both 3D and 2D.

“Potential box office hits for the fall season include Contagion, which opened this past weekend, as well as Moneyball, Real Steel, Footloose and Paranormal Activity 3.  November kicks off the holiday season with a number of highly anticipated films including Puss in Boots (3D), Tower Heist, The Twilight Saga: Breaking Dawn – Part 1, Happy Feet Two (3D) and The Muppets,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“The deployment of digital cinema across our circuit is well underway, with completion scheduled for the end of September. Digital cinema will allow us to project pristine images for our patrons from the first showing to the last. This technology will also provide many benefits for our company, including increased flexibility in scheduling, lower operational costs, more live and pre-recorded alternate programming, opportunities to increase the number of 3D screens, and the ability to offer new technology enhancements,” said Olson.

“In addition, we continue to expand our successful food and beverage concepts into additional theatre locations.  Based on the excellent customer response to our first Zaffiro’s Pizzeria & Bar adjacent to our North Shore Cinema in Mequon, Wis., we plan to open our second full-service Zaffiro’s at our Parkwood Cinema in Waite Park, Minn., a suburb of St. Cloud, in time for the holidays.  Plans are also underway to further expand our popular Big Screen Bistro in-theatre dining experience,” added Olson.

Marcus® Hotels & Resorts
“Marcus Hotels & Resorts reported a 9.8% increase in revenues and a 25.3% increase in operating income for the first quarter of fiscal 2012.  Revenue per available room (RevPAR) increased 9.8% for the quarter, due in large part to a 6.4% increase in the average daily rate,” said Marcus.

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“This was the third consecutive quarter of increases in the average daily rate after two years of declines.  The fiscal 2012 first quarter increase was the greatest to date.  Occupancy has been steadily increasing for more than a year, but opportunities to increase rates are always later in the cycle.  The positive momentum we are experiencing is very encouraging, however we are still not back to pre-recession levels.  We are hopeful that the economic environment will continue to sustain these upward trends,” said Bill Otto, president of Marcus Hotels & Resorts.

“Looking ahead, we believe we are well positioned to step-up our growth.  We have the infrastructure in place to leverage our nearly 50 years of experience in owning and operating hotels into increased revenues and operating income for the division. We can help owners drive revenues and improve performance through our reservation and customer care center, direct sales and marketing programs, branded food and beverage concepts and in-house services such as accounting, legal, IT and human resources,” said Otto.

Marcus Hotels will focus on adding new management contracts, with the ability to make minority investments in managed properties depending on the opportunity.  The division also continues to invest in maintaining and enhancing its existing properties, with a renovation of the Hotel Phillips in Kansas City, Mo. currently underway.

In August, The Marcus Corporation announced the formation of a new hotel investment business, which may act as an investment fund sponsor, joint venture partner or sole investor for additional hotel properties.  “We are in the early stages of this effort and are excited about its potential,” said Marcus.

Summary
“The strong first quarter performance allowed us to continue our trend of reducing leverage on our balance sheet, with our debt-to-total-capitalization ratio down to 36% at the end of the first quarter.  In addition, we repurchased 442,000 shares of our common stock during the first quarter under an existing Board authorization.  Fiscal 2012 is off to an excellent start and our strong financial position gives us the ability to pursue potential growth opportunities in both of our divisions,” said Marcus.

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Conference Call and Webcast
Marcus Corporation management will host a conference call today, September 15, 2011, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results.  Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-4907 and entering the passcode 52077953.  Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for telephone replay through Thursday, September 22, 2011 by dialing 1-888-286-8010 and entering the passcode 65375290. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

About The Marcus Corporation
Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets.  The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 684 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio.  The company’s lodging division, Marcus® Hotels & Resorts, owns or manages 18 hotels, resorts and other properties in nine states.  For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	August 25,	August 26,
	2011	2010

Revenues:
Theatre admissions	$44,174	$41,967
Rooms	28,918	26,360
Theatre concessions	22,869	19,646
Food and beverage	14,696	13,311
Other revenues	13,250	12,672
Total revenues	123,907	113,956

Costs and expenses:
Theatre operations	36,201	34,662
Rooms	9,411	8,760
Theatre concessions	5,537	4,785
Food and beverage	10,465	9,553
Advertising and marketing	5,855	5,466
Administrative	10,815	10,049
Depreciation and amortization	8,920	8,342
Rent	2,123	2,047
Property taxes	3,228	3,537
Other operating expenses	8,004	7,331
Total costs and expenses	100,559	94,532

Operating income	23,348	19,424

Other income (expense):
Investment income	144	52
Interest expense	(2,351)	(2,658)
Loss on disposition of property, equipment and other assets	(181)	(1)
Equity losses from unconsolidated joint ventures, net	(71)	(69)
	(2,459)	(2,676)

Earnings before income taxes	20,889	16,748
Income taxes	8,412	6,728
Net earnings	$12,477	$10,020

Net earnings per common share - diluted:	$0.42	$0.34

Weighted-average shares outstanding - diluted	29,669	29,593

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	August 25,	May 26,
	2011	2011

Assets:

Cash and cash equivalents	$6,756	$8,890
Accounts and notes receivable	9,836	8,083
Refundable income taxes	-	2,629
Deferred income taxes	2,533	2,512
Other current assets	9,795	10,043
Property and equipment, net	572,015	577,697
Other assets	84,886	84,592

Total Assets	$685,821	$694,446

Liabilities and Shareholders' Equity:
Accounts and notes payable	$17,049	$20,942
Income taxes	5,137	-
Taxes other than income taxes	12,538	12,240
Other current liabilities	33,506	32,242
Current maturities of long-term debt	17,782	17,770
Long-term debt	178,057	197,232
Deferred income taxes	44,440	44,125
Deferred compensation and other	30,712	30,415
Shareholders' equity	346,600	339,480

Total Liabilities and Shareholders' Equity	$685,821	$694,446

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THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 25, 2011
Revenues	$69,863	$53,898	$146	$123,907
Operating income (loss)	16,883	9,287	(2,822)	23,348
Depreciation and amortization	4,850	3,942	128	8,920

13 Weeks Ended August 26, 2010
Revenues	$64,682	$49,067	$207	$113,956
Operating income (loss)	14,546	7,409	(2,531)	19,424
Depreciation and amortization	4,232	3,975	135	8,342

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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